                        OFFER TO PURCHASE FOR CASH UP TO
                         900,000 SHARES OF COMMON STOCK
                                       OF
                             AQUA CARE SYSTEMS, INC.
                                       AT
                               $2.25 NET PER SHARE
                                       BY

                                    AV, INC.


         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
        NEW YORK CITY TIME, ON THURSDAY, MARCH 22, 2001, UNLESS THE OFFER
                                  IS EXTENDED.

                  THE OFFER IS SUBJECT TO THE TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTION 14 UNDER THE
CAPTION "THE TENDER OFFER." THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING.


                               ------------------
                                    IMPORTANT

                  Any shareholder desiring to tender all or any portion of such shareholder's Shares should either:

         1. Complete and sign the Letter of Transmittal (or a facsimile thereof) tendered in accordance with the instructions in the Letter of Transmittal, have such shareholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile), or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2 under the caption "Tender Offer" on page 5, an Agent's Message (as defined herein) and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or facsimile) or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 2 under the caption "Tender Offer" on page 5 or

         2. Request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder.

         A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

                  If a shareholder desires to tender Shares and such shareholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected by following the procedure for guaranteed delivery set forth in Section 2 under the caption "The Tender Offer" on page 5 and in the Notice of Guaranteed Delivery provided herewith.

                  Questions and requests for assistance may be directed to Innisfree M&A Incorporated, the Information Agent, at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

                     The Information Agent for the Offer is:
                           INNISFREE M&A INCORPORATED
February 22, 2001

                                TABLE OF CONTENTS

                                                                          Page

SUMMARY TERM SHEET...........................................................i

INTRODUCTION.................................................................1

THE TENDER OFFER.............................................................3
         1.       TERMS OF THIS OFFER........................................3
         2.       PROCEDURES FOR TENDERING SHARES............................5
         3.       WITHDRAWAL RIGHTS..........................................9
         4.       ACCEPTANCE FOR PAYMENT AND PAYMENT; PRORATION..............9
         5.       CERTAIN FEDERAL INCOME TAX CONSEQUENCES...................11
         6.       PRICE RANGE OF SHARES; DIVIDENDS ON THE SHARES............12
         7.       EFFECT OF THIS OFFER ON THE MARKET FOR THE SHARES;
                   NASDAQ LISTING EXCHANGE ACT REGISTRATION;
                   MARGIN REGULATIONS.......................................13
         8.       CERTAIN INFORMATION CONCERNING THE COMPANY................14
         9.       CERTAIN INFORMATION CONCERNING THE PURCHASER..............16
         10.      SOURCE AND AMOUNT OF FUNDS................................17
         11.      BACKGROUND OF THIS OFFER; PAST CONTACTS,
                  TRANSACTIONS OR NEGOTIATIONS WITH THE COMPANY.............17
         12.      PURPOSE OF THIS OFFER.....................................18
         13.      DIVIDENDS AND DISTRIBUTIONS...............................18
         14.      CERTAIN CONDITIONS OF THIS OFFER..........................19
         15.      CERTAIN LEGAL MATTERS.....................................23
         16.      FEES AND EXPENSES.........................................24
         17.      MISCELLANEOUS.............................................25

SCHEDULE I            DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER........S-1

SCHEDULE II           TRANSACTIONS IN SHARES...............................S-2

                               SUMMARY TERM SHEET

AV, INC. IS OFFERING TO ACQUIRE UP TO 900,000 SHARES OF THE COMMON STOCK OF AQUA CARE SYSTEMS, INC. FOR $2.25 PER SHARE, NET TO THE SELLER IN CASH, WITHOUT INTEREST. THE FOLLOWING ARE SOME OF THE QUESTIONS YOU, AS A SHAREHOLDER OF AQUA CARE, MAY HAVE AND ANSWERS TO THOSE QUESTIONS. THIS SUMMARY TERM SHEET IS NOT MEANT TO BE A SUBSTITUTE FOR THE INFORMATION CONTAINED IN THE REMAINDER OF THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, AND THE INFORMATION CONTAINED IN THIS SUMMARY TERM SHEET IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED DESCRIPTIONS AND EXPLANATIONS CONTAINED IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL. WE URGE YOU TO CAREFULLY READ THE ENTIRE OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL PRIOR TO MAKING ANY DECISION REGARDING WHETHER TO TENDER YOUR SHARES.

WHO IS OFFERING TO PURCHASE MY SHARES OF COMMON STOCK OF AQUA CARE?

         o AV, Inc., a Delaware corporation formed solely to make this offer, is offering to purchase your Aqua Care shares. AV, Inc. is owned by Walter Neubauer and Aref Cheval. See the "Introduction" on page 1 and Section 9 on page 16 under the caption "The Tender Offer."

HOW MANY SHARES IS AV, INC. SEEKING TO PURCHASE, AT WHAT PRICE, AND DO I HAVE TO PAY ANY BROKERAGE OR SIMILAR FEES TO TENDER?

         o AV, Inc. is offering to purchase up to 900,000 shares of Aqua Care common stock at a price of $2.25 per share, net to the seller in cash, without interest. To the extent more than 900,000 shares are tendered in the offer, AV, Inc. will purchase only up to 900,000 shares on a pro rata basis based on the number of shares properly tendered by each stockholder prior to or on the expiration of the offer and not withdrawn. No fractional shares will be purchased. See Section 4 under the caption "The Tender Offer" on page 9.

         o As of February 20, 2001, the last practicable trading day prior to the announcement of this offer, the closing price of an Aqua Care share on the Nasdaq SmallCap Market was $1.44.

         o If you are the record owner of your shares and you tender shares in this offer, you will not have to pay any brokerage or similar fees. However, if you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the

                  "Introduction" on page 1 and Section 9 on page 16 under the caption "The Tender Offer".


WHY IS AV, INC. MAKING THIS OFFER?

         o AV, Inc. is making this offer to acquire the shares to make an investment in Aqua Care. AV, Inc. believes that the recent market price of the shares does not accurately reflect the value or potential of Aqua Care. AV, Inc. believes that the potential value of the Company could be fully realized under new management. Accordingly, AV, Inc. intends, as soon as practicable after consummation of this offer, to explore all alternatives to elect a new board of directors and replace senior management of Aqua Care. See Section 12 under the caption "The Tender Offer" on page 18.

 WHAT ARE THE CONDITIONS TO THIS OFFER?

         o This offer is conditional on at least 500,000 shares being tendered. This offer may be terminated by AV, Inc. if less than 500,000 shares are tendered before this offer expires. This offer is not conditional on the receipt of financing. A more detailed discussion of the conditions to consummation of this offer may be found in the "Introduction" on page 1,
                  Section 11 on page 17 and Section 14 on page 19 under the caption "The Tender Offer."

 DOES AV, INC. HAVE THE FINANCIAL RESOURCES TO PAY FOR THE SHARES?

         o        AV, Inc. has sufficient cash available to pay for the shares.
                  See Section 10 under the caption "Tender Offer" on page 17.

 HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER INTO THIS OFFER?

         o        You have until the expiration date of this offer to tender.
                  This offer currently is scheduled to expire at 12:00 midnight, New York City time, on Thursday, March 22, 2001. AV, Inc. currently expects that this offer will be extended until 500,000 shares of Aqua Care common stock are validly tendered and not withdrawn. If this offer is extended, AV, Inc. will issue a press release announcing the extension on or before 9:00 a.m. New York City time on the first business day following the date this offer was scheduled to expire. See
                  Section 1 under the caption "The Tender Offer" on page 3.

         o AV, Inc. may elect to provide a "subsequent offering period" for this offer. A subsequent offering period, if one is included, will be an additional period of time beginning after AV, Inc. has purchased shares tendered during this offer, during which shareholders may tender, but not withdraw, their shares and receive this offer consideration. AV, Inc. does not currently intend to include a subsequent offering period, although AV, Inc. reserves the right to do so.

HOW DO I ACCEPT THIS OFFER AND TENDER MY SHARES?

         o To tender your shares, you must completely fill out the enclosed Letter of Transmittal and deliver it, along with your share certificates and any other documents required by the Letter of Transmittal, to the depositary, prior to the expiration of this offer. If your shares are held through a broker, dealer or other nominee, they can be tendered by your nominee through The Depository Trust Company. If you cannot deliver all necessary documents to the depositary in time, you may be able to complete and deliver to the depositary, in lieu of the missing documents, the enclosed Notice of Guaranteed Delivery, provided you are able to comply fully with its terms. See Section 2 under the caption "The Tender Offer" on page 5.

IF I ACCEPT THIS OFFER, WHEN WILL I GET PAID?

         o        If the conditions to this offer are satisfied and AV, Inc.
                  consummates this offer and accepts your shares for payment, you will receive payment for the shares you tendered as promptly as practicable following the expiration of this offer. See Section 4 under the caption "The Tender Offer" on page 9.

CAN I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

         o You may withdraw a portion of or all your tendered shares by delivering written, manually executed or facsimile notice to the depositary prior to the expiration of this offer. Further, if AV, Inc. has not agreed to accept your shares for payment within 60 days of the commencement of this offer, you can withdraw them at any time after that 60-day period until AV, Inc. does accept your shares for payment. Once shares are accepted for payment, they cannot be withdrawn. The right to withdraw tendered shares will not apply to any subsequent offering period, if one is included. See Section 3 under the caption "The Tender Offer" on page 9.

HAS THE BOARD OF DIRECTORS OF AQUA CARE APPROVED THIS OFFER?

         o Aqua Care's board of directors has not approved this offer or otherwise commented on it as of the date of this offer. Within 10 business days after the date of this offer, Aqua Care is required by law to publish, send or give to you (and file with the SEC) a statement as to whether it recommends acceptance or rejection of this offer, that it has no opinion with respect to this offer or that it is unable to take a position with respect to this offer.

IF I DO NOT TENDER BUT THIS OFFER IS SUCCESSFUL, WHAT WILL HAPPEN TO MY SHARES?

         o If this offer is successful, the number of shareholders and the number of shares of Aqua Care that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the shares. Also, the shares may no longer be eligible to be traded on the Nasdaq SmallCap Market or any other securities exchange, and Aqua Care may cease making filings with the SEC or otherwise cease being required to comply with the SEC's rules relating to publicly held companies.

ARE DISSENTERS' RIGHTS AVAILABLE IN THIS OFFER?

        o         Dissenters' rights are not available in this offer.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED
TRANSACTIONS?

         o The receipt of cash in this offer in exchange for Aqua Care shares will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the particular effect the proposed transactions will have on your shares. See
                  Section 5 under the caption "The Tender Offer" on page 11.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

         o On February 20, 2001, the last practicable trading day before the commencement of this offer, the shares of Aqua Care common stock closed on the Nasdaq SmallCap Market at $1.44 per share. You should obtain a recent quotation for your shares prior to deciding whether or not to tender. See Section 6 under the caption "The Tender Offer" on page 12.

WHO SHOULD I CALL WITH QUESTIONS?

         o You should call Innisfree M&A Incorporated at (888) 750-5834 (toll-free) with any questions you may have. Innisfree M&A Incorporated is acting as the information agent for this offer. See the back cover of this offer.

                                  INTRODUCTION

                  AV, Inc., a Delaware corporation (the "Purchaser"), hereby offers to purchase up to 900,000 shares of common stock, par value $.001 per share ("Shares"), of Aqua Care Systems, Inc., a Delaware corporation (the "Company"), at a price of $2.25 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

                  The Purchaser believes that the Shares are registered under
Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), based upon its review of available filings made by the Company with the Securities and Exchange Commission (the "Commission"). The information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser does not have any knowledge that any such information is untrue, the Purchaser takes no responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

                  Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Purchaser for customary clerical and mailing expenses incurred by them in forwarding offering materials to their clients. Tendering shareholders will not be obligated to pay brokerage fees or commissions. Except as set forth in Instruction 6 of the Letter of Transmittal, tendering shareholders will not be obligated to pay stock transfer taxes on the purchase of Shares pursuant to this Offer. The Purchaser will pay all charges and expenses of Wilmington Trust Company, as Depositary (the "Depositary"), and Innisfree M&A Incorporated, as Information Agent (the "Information Agent"), incurred in connection with this Offer. See Section 16 under the caption "The Tender Offer" on page 24.

                  The purpose of this Offer is to make, through the purchase of Shares, an investment in the Company. By tendering Shares pursuant to this Offer, shareholders will relinquish any rights, as shareholders, to participate in any increase in the value of the Company. Except as disclosed in this Offer to Purchase, the Purchaser has no current plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company, sale or transfer of any material amount of assets of the Company, any change in the Board of Directors or management of the Company, any material change in the capitalization or dividend policy of the Company, any other material change in the Company's corporate structure or business. However, to the extent information is available, the Purchaser intends to continuously evaluate the Company and its prospects, and the Purchaser reserves the right to change its plans and intentions. See Section 9 under the caption "Tender Offer" on page 16.

                  Certain federal income tax consequences of the sale of Shares pursuant to this Offer are described in Section 5 under the caption "The Tender Offer" on page 11.

THIS OFFER IS CONDITIONED UPON AT LEAST 500,000 SHARES BEING TENDERED
AND AV, INC. MAY TERMINATE THIS OFFER IF LESS THAN 500,000 SHARES ARE TENDERED BEFORE THIS OFFERING EXPIRES. THIS OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING.

                  Certain conditions to this Offer are described in Section 14 under the caption "Tender Offer" on page 19. The Purchaser expressly reserve the right, in their sole discretion, to waive any one or more of the conditions to this Offer. See Section 1 on page 3, Section 14 on page 19 and Section 15 on page 23 under the caption "The Tender Offer".

                  YOU SHOULD READ THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THIS OFFER.

                                THE TENDER OFFER

1.       TERMS OF THIS OFFER

                  Upon the terms and subject to the conditions of this Offer (including, if this Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for up to 900,000 Shares validly tendered and not withdrawn prior to the Expiration Date. The term "Expiration Date" means 12:00 midnight, New York City time, on Thursday, March 22, 2001, unless and until the Purchaser, in its sole discretion, shall have extended the period of time during which this Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which this Offer, as so extended by the Purchaser, will expire. To the extent more than 900,000 Shares are tendered in this Offer, AV, Inc. will purchase up to 900,000 Shares in this Offer on a pro rata basis (with appropriate adjustments to avoid purchase of fractional Shares) based on the number of Shares properly tendered by each stockholder prior to or on the Expiration Date (as defined below) and not withdrawn. See Section 4 under this caption on page 9.

                  Subject to the applicable rules and regulations of the Commission, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, regardless of whether or not any of the events set forth in Section 14 under this caption on page 19 shall have occurred or shall have been determined by the Purchaser to have occurred, (i) to extend the period of time during which this Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to waive any condition to this Offering or to amend this Offer in any respect by giving oral or written notice of such amendment to the Depositary. During any such extension of this Offering, all Shares previously tendered and not properly withdrawn shall remain subject to this Offer, subject to a tendering shareholder's right to withdraw such shareholder's Shares. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THIS OFFER.

                  If by the Expiration Date any or all of the conditions to this Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the applicable rules and regulations of the Commission, to (a) terminate this Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering shareholders, (b) waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (c) extend this Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which this Offer is extended or (d) amend this Offer.

                  The rights reserved by the Purchaser in the foregoing two paragraphs are in addition to the Purchaser's rights to terminate this Offer pursuant to Section 14 under this caption on page 19. There can be no assurance that the Purchaser will exercise its right to extend this Offer. Any extension, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-1(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14e-1(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with this Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

                  If the Purchaser extends this Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its acceptance for payment of or payment for Shares or is unable to pay for Shares pursuant to this Offer for any reason, then, without prejudice to the Purchaser's rights under this Offer, the Depositary may retain tendered shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in
Section 3 under this caption on page 9. However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of this Offer.

                  If the Purchaser makes a material change in the terms of this Offer or the information concerning this Offer or waives a material condition of this Offer, the Purchaser will disseminate additional tender offer materials and extend this Offer to the extent required by Rules 14d-4(c), 14d- 6(c) and 14e-1(d) under the Exchange Act. The minimum period during which this Offer must remain open following material changes in the terms of this Offer or information concerning this Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the terms or information. With respect to a change in price or a change in percentage of securities sought, a minimum 10 business day period is generally required to allow for adequate dissemination to shareholders and investor response. If, prior to the Expiration Date, the Purchaser should decide to increase the price per Share being offered in this Offer, such increase will be applicable to all shareholders whose Shares are accepted for payment pursuant to this Offer.

                  A request is being made to the Company pursuant to Rule 14d-5 of the Exchange Act for the use of the Company's stockholder lists and security position listings for the purpose of disseminating this Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares, by the Purchaser following receipt of such lists or listings from the Company, or by the Company if it so elects.

2.       PROCEDURES FOR TENDERING SHARES

                  Valid Tender. For a shareholder to validly tender Shares pursuant to this Offer, either (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) relating to the Common Shares tendered, together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares ("Share Certificates") must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (b) the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

                  Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of this Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

                  The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

                  THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

                  Signature Guarantees. No signature guarantee is required on a Letter of Transmittal if either (a) the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If Share Certificates are registered in the name of a person other than the signer of a Letter of Transmittal, or if payment is to be made or Share Certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the Share Certificates surrendered, the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders appear on the Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed as described above. See Instructions 1 and 5 to the Letter of Transmittal.

                  Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to this Offer and such shareholder's Share Certificates are not immediately available or the procedure for book- entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

         o        the tender is made by or through an Eligible Institution;

         o a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

         o the Share Certificates representing all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange is open for business.

                  A Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

                  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to this Offer will in all cases be made only after timely receipt by the Depositary of (a) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof) relating to the Shares tendered, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THIS OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

                  The Purchaser's acceptance for payment of Shares validly tendered pursuant to this Offer will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of this Offer.

                  Appointment as Proxy. By executing a Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of the Purchaser as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser (and any and all other Shares or other securities issued or issuable in respect of such Shares). All such proxies will be irrevocable and considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment pursuant to this Offer. Upon such acceptance for payment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities in respect of any annual, special, adjourned or postponed meeting of the Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of shareholders.

                  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by them not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of this Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties.

                  Backup Withholding. In order to avoid "backup withholding" of federal income tax on payments of cash pursuant to this Offer, a shareholder surrendering Shares in this Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide such shareholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such shareholder and the payment of cash to such shareholder pursuant to this Offer may be subject to backup withholding of 31% of the amount of such payment. All shareholders surrendering Shares pursuant to this Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Noncorporate foreign shareholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

                  Lost Certificates. If the Share Certificates that a registered holder wants to surrender have been lost or destroyed, that fact should be indicated in the appropriate space on the Letter of Transmittal. Certain representations and agreements contained in the Letter of Transmittal are required to be made by tendering stockholders who have lost their Share Certificates. In addition, the Information Agent or Depositary may forward to such registered holders additional documentation necessary to be completed in order to effectively surrender such lost or destroyed certificates. See Instruction 11 to the Letter of Transmittal. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties.

3.       WITHDRAWAL RIGHTS

                  Except as otherwise provided in this Section 3, tenders of Shares pursuant to this Offer are irrevocable. Shares tendered pursuant to this Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to this Offer, may also be withdrawn at any time after, April 23, 2001 (or such later date as may apply in case this Offer is extended).

                  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2 under this caption on page 5, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

                  Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of this Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 under this caption on page 5 at any time prior to the Expiration Date.

                  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4.       ACCEPTANCE FOR PAYMENT AND PAYMENT; PRORATION

                  Upon the terms and subject to the conditions of this Offer (including, if this Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for up to 900,000 Shares validly tendered and not properly withdrawn in accordance with Section 3 promptly after the Expiration Date. To the extent more than 900,000 Shares are tendered in this Offer, the Purchaser will purchase only up to 900,000 Shares in this Offer on a pro rata basis (with appropriate adjustments to avoid purchase of fractional Shares) based on the number of Shares properly tendered by each stockholder prior to or on the Expiration Date and not withdrawn. See Section 3 under this caption on page 9. All questions as to the satisfaction of such terms and conditions will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. See Section 1 on page 3 and Section 14 on page 19 under this caption. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law. See
Section 14 under this caption on page 19. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

                  In all cases, payment for Shares accepted for payment pursuant to this Offer will be made only after timely receipt by the Depositary of (a) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) the Letter of Transmittal (or facsimile thereof) relating to the Shares tendered, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. The per Share consideration paid to any shareholder pursuant to this Offer will be the highest per Share consideration paid to any other shareholder pursuant to this Offer.

                  For purposes of this Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to this Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for validly tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THIS OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, the Purchaser's obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to this Offer. The Purchaser will pay any stock transfer taxes with respect to the transfer and sale to them or their order pursuant to this Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

                  If the Purchaser is delayed in their acceptance for payment of or payment for Shares or are unable to accept for payment or pay for Shares pursuant to this Offer for any reason, then, without prejudice to the Purchaser's rights under this Offer (but subject to compliance with Rule 14e-l(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3 under this caption on page 9.

                  If any tendered Shares are not purchased pursuant to this Offer for any reason, including proration, Share Certificates for any such unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 2 under this caption on page 5, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of this Offer.

                  Because of the difficulty of determining precisely the number of Shares validly tendered and not withdrawn, if proration is required, the Purchaser would not expect to be able to announce the final results of proration or pay for Shares until at least five trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of Shares may obtain such preliminary information from the Information Agent and may also be able to obtain such preliminary information from their brokers.

5.       CERTAIN FEDERAL INCOME TAX CONSEQUENCES

                  The receipt of cash pursuant to this Offer will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for federal income tax purposes, a tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to this Offer and the aggregate tax basis in the Shares tendered by the shareholder and purchased pursuant to this Offer. If Shares are held by a shareholder as capital assets (i.e., generally assets held for investment), gain or loss recognized by the shareholder with respect to such Shares will be capital gain or loss.

                  Capital gains recognized by an individual shareholder will generally be taxed at a maximum federal marginal tax rate of 20% if the shareholder's holding period for the shares exceeds 18 months and 28% if the shareholder's holding period for the shares exceeds 12 months but does not exceed 18 months. Capital gains recognized by a corporate shareholder will be taxed at a maximum federal marginal tax rate of 35%.

                  THE FOREGOING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S.

PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THIS OFFER.

6.       PRICE RANGE OF SHARES; DIVIDENDS ON THE SHARES

                  Based on the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2000 (the "September 2000 Quarterly Report"), as of September 30, 2000, there were 2,948,420 Shares outstanding. Based on the Company's Annual Report on Form 10- KSB for the fiscal year ended December 31, 1999 (the "1999 Annual Report"), at February 29, 2000, the Shares outstanding were held by approximately 63 shareholders of record.

                  Based on the 1999 Annual Report, the Shares are quoted on the NASDAQ SmallCap Market. The following table sets forth for each of the periods indicated, the high and low trading prices per Share as reported by Bloomberg Financial Markets:


           CALENDAR YEAR              HIGH ($)       LOW($)

               1999

         First Quarter                1  3/8           3/4
         Second Quarter               1  1/2           7/8
         Third Quarter                1 13/16        1 1/4
         Fourth Quarter               1 15/16        1 3/16

               2000

         First Quarter                2  7/16        2 1/16
         Second Quarter               2  1/16        1 9/16
         Third Quarter                1  9/16        1 1/4
         Fourth Quarter               1  1/2         1 1/8



                  Based on the 1999 Annual Report, since its inception the Company has not paid any cash dividends to holders of its Shares and has stated that it intends to retain future earnings, if any, generated from the Company's operations.

7. EFFECT OF THIS OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

                  Market for the Shares. Based upon the September 2000 Quarterly Report, there were 2,948,420 Shares outstanding as of September 30, 2000. Based on the 1999 Annual Report, there were 63 holders of record of Shares at February 29, 2000. The purchase of Shares pursuant to this Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

                  Nasdaq SmallCap Listing. Based on the 1999 Annual Report, the Shares are currently listed for quotation on the Nasdaq SmallCap Market. In order to for the Shares to continue to be listed on Nasdaq, among other things, at least 500,000 Shares must be held by persons other than officers or directors of the Company or beneficial owners of 10% or more of the outstanding Shares and at least 300 persons must hold 100 Shares or more. As a result of the purchase of Shares pursuant to this Offer, the Company may no longer satisfy these continued listing requirements and the Shares may be delisted from Nasdaq. In the event that the Shares are delisted from Nasdaq, it is possible that the Shares would continue to trade in the over-the-counter market and that the price or other quotations may still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act, as described below, and other factors. The Purchaser cannot predict whether a reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the price paid in this Offer.

                  Exchange Act Registration. The Shares are currently registered under the Exchange Act. The Shares may be eligible for deregistration either prior to or after this Offer depending upon certain circumstances, including the number of recordholders of the Shares at such time. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 500 or more holders of record, where total assets of the Company have not exceeded $10 million on the last day of the Company's three most recent fiscal years. In order to be eligible to effect such termination, however, the Company must be current on its periodic reporting requirements under the Exchange Act. The Purchaser currently has no intention of recommending the deregistration of the Shares.

                  Termination of registration of the Shares under the Exchange Act would, assuming the Company were in compliance with its reporting obligations, substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission. Termination would also make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities in compliance with Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, would be eliminated, although Rule 144 and Rule 144A would appear to be currently unavailable to affiliates because of the absence of currently available information concerning the Company.

                  Margin Securities. The Shares are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities. Following the purchase of Shares pursuant to this Offer or any subsequent open market or privately negotiated purchases, depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and therefore no longer be used as collateral for purposes of loans made by brokers. In addition, if registration of the Shares under the Exchange Act is terminated, or if the Shares are delisted from Nasdaq the Shares would no longer constitute "margin securities."

8.       CERTAIN INFORMATION CONCERNING THE COMPANY

                  According to the 1999 Annual Report, the Company is a Delaware corporation, and the principal executive offices of the Company are located at 11820 NW 37th Street, Coral Springs, FL 33065 and its telephone number is (954) 796-3338. According to the 1999 Annual Report, the Company is engaged in the design, engineering, manufacturing, assembly, sales, marketing, distribution and service of filtration systems and products, water filtration and purification products, car wash equipment sales and service.

                  Set forth below is certain selected consolidated financial information with respect to the Company excerpted from information contained in the 1999 Annual Report, the September 2000 Quarterly Report and the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999 (the "September 1999 Quarterly Report"). More comprehensive financial information is included in the 1999 Annual Report, the September 2000 Quarterly Report, the September 1999 Quarterly Report and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference and such other documents and all the financial information (including any related notes) contained therein. The 1999 Annual Report, the September 2000 Quarterly Report, the September 1999 Quarterly Report and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."


                             SELECTED FINANCIAL INFORMATION OF AQUA CARE SYSTEMS, INC.

                                                                                                NINE MONTHS
                                                    YEAR ENDED DECEMBER 31,                 ENDED SEPTEMBER 30,
                                                   -------------------------                -------------------
                                               1997           1998           1999           1999           2000
                                               ----           ----           ----           ----           ----
OPERATING DATA:
Revenues.................................. $23,901,102    $26,449,286    $23,356,260    $14,908,332    $12,223,095
Income (loss) from continuing operations
before taxes..............................  $(797,979)    $(1,989,689)   $(1,252,610)    $(909,571)     $(286,254)
Net income (loss).........................  $(366,800)    $(2,697,033)    $(561,440)     $(473,605)     $(697,776)
Net income (loss) per share...............    $(.14)         $(.98)         $(.20)         $(.17)         $(.24)

                                                      AS OF DECEMBER 31,                   AS OF SEPTEMBER 30,
                                                      -------------------                  -------------------
                                               1997           1998           1999           1999           2000
                                               ----           ----           ----           ----           ----
BALANCE SHEET DATA:
Working capital........................... $(1,871,005)    $(628.255)    $23,356,260    $14,908,332    $12,223,095
Total assets.............................. $12,088,609    $14,567,448    $(1,252,610)    $(909,571)     $(286,254)
Total liabilities.........................  $9,264,002     $9,299,091     $(561,440)     $(473,605)     $(697,776)
Stockholders' equity (deficit)............$(17,088,609)   $5,268,357)       $(.20)         $(.17)         $(.24)

                  Available Information. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information, may be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Such reports, proxy statements and other information may also be obtained at the Web site that the Commission maintains at http://www.sec.gov. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549.

                  Company Information. The information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser has no knowledge that any such information is untrue, the Purchaser takes no responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9.       CERTAIN INFORMATION CONCERNING THE PURCHASER

                  The Purchaser was formed in March 2000 under the laws of the State of Delaware for the purpose of making an investment in the Company. See
Section 11 under this caption on page 17. The principal executive office of the Purchaser is located at 548 Amapola Avenue, Torrance, California 90501 and its telephone number is (310) 618-3738. The Purchaser has not engaged, and is not expected to engage, in any business other than in connection with acquiring Shares. As of the date of this Offer to Purchase, the Purchaser is the beneficial owner of 134,900 Shares, which constitute approximately 4.6% of the Shares outstanding as of the date of this Offer to Purchase.

         Set forth below is the unaudited balance sheet of the Purchaser as of February 22, 2001.

                                                     AV, INC.
                                        BALANCE SHEET AT FEBRUARY 22, 2001
                                                    (unaudited)


Cash and U.S. Treasury Money Market...........................              $2,166,286
Investment Securities at Cost.................................                 220,317
Other.........................................................                  77,554
                                                               -----------------------
Total Assets..................................................              $2,464,157
                                                               =======================
Total Liabilities.............................................                      $0
                                                               -----------------------
Total Stockholders' Equity....................................               2,464,157
                                                               -----------------------
Total Liabilities and Stockholders' Equity....................              $2,464,157
                                                               =======================



                  Except as set forth in this Offer to Purchase (including the Schedules hereto), none of the Purchaser nor, to the best knowledge of the Purchaser, any of the persons listed in Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer of the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase (including the Schedules hereto), none of the Purchaser nor, to the best knowledge of the Purchaser, any of the persons listed in Schedule I hereto has had any transactions with the Company, or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission. See
Section 11 under this caption on page 17.

                  Except as set forth in this Offer to Purchase (including the Schedules hereto), there have been no contacts, negotiations or transactions between the Purchaser or, to the best knowledge of the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets that would require reporting under the rules of the Commission. See Section 11 under this caption on page 17.

10.      SOURCE AND AMOUNT OF FUNDS

                  The total amount of funds required by the Purchaser to purchase 900,000 Shares pursuant to this Offer and to pay related fees and expenses incurred in connection with this Offer, is estimated at $2,285,000. The Purchaser has sufficient cash available to pay for the Shares. Because the Purchaser has sufficient resources to fund this Offer, the Purchaser has no alternative financing arrangements.

11.      BACKGROUND OF THIS OFFER; PAST CONTACTS, TRANSACTIONS OR
         NEGOTIATIONS WITH THE COMPANY

                  In March 2000, the Purchaser initiated contact with the Company for the purpose of negotiating an investment by the Purchaser in the Company. The Purchaser and its affiliates were interested in investments in the water business. As a result of the Company already being public, the Purchaser believed that the Company represented a unique opportunity to invest in a such business. On June 1, 2000, the Company and the Purchaser entered into a non-binding letter of intent (the "Letter of Intent"), pursuant to which the Company and the Purchaser agreed to negotiate the sale (the "Sale") by the Company to the Purchaser of 575,000 Shares at the price of $2.25 per share and of warrants to purchase an additional 575,000 Shares at an exercise price of $3.35 per share. The Letter of Intent provided that the commitment represented thereby would expire on the earlier to occur of the execution and delivery of definitive agreements with respect to the Sale or July 31, 2000. The Company and the Purchaser were unable to negotiate definitive agreements with respect to the Sale by July 31, 2000. Negotiations between the Company and the Purchaser regarding an investment in the Company continued until October 23, 2000. On that date, the Purchaser was informed by letter from counsel to the Company that the Company's board of directors had determined that it was not in the best interest of the Company and its shareholders to pursue a transaction with the Purchaser at that time and that the Company had decided to engage an investment banker to, among other things, work with management to develop a strategic plan to enhance shareholder value. Notwithstanding the determination of the board, the Purchaser and the Company have subsequently, from time to time, continued to discuss the possibility of an investment by the Purchaser in the Company although no agreement with respect to such an investment has been reached. The Purchaser now believes that the Company never seriously considered entering into a transaction with the Purchaser.

12.      PURPOSE OF THIS OFFER

                  The purpose of this Offer is to make an investment in the Company through the purchase of Shares. The Purchaser believes that the recent market price of the Shares does not accurately reflect the value or potential of the Company. The Purchaser believes that the potential value of the Company's assets could be fully realized under new management. Accordingly, the Purchaser intends, as soon as practicable after consummation of this Offer, to explore all alternatives to elect a new board of directors and replace senior management of the Company.

                  Except as set forth in this Offer to Purchase, the Purchaser has no current plans or proposals that would result in: an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; a purchase, sale or transfer of any material amount of assets of the Company or any of its subsidiaries, any material change in the present dividend rate or policy of the Company or indebtedness or capitalization of the Company; or any other material change in the Company's corporate structure or business. However, to the extent information is available, the Purchaser intends to continuously evaluate the Company and its prospects, and the Purchaser reserves the right to change its plans and intentions. See Section 7 under this caption on page 13 for certain Exchange Act consequences of this Offer.

13.      DIVIDENDS AND DISTRIBUTIONS

                  If, after February 22, 2001, the Company should (a) split, combine or otherwise change the Shares or its capitalization from that disclosed in the September 2000 Quarterly Report, (b) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities or (c) issue or sell additional Shares (other than the issuance of Shares under option as disclosed in the September 2000 Quarterly Report, in accordance with the terms of such options as such terms have been publicly disclosed in the September 2000 Quarterly Report, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire any of the foregoing), then, subject to the provisions of Section 14 under this caption on page 19, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of this Offer, including without limitation, the number or type of securities offered to be purchased.

                  If, after February 22, 2001, the Company should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to shareholders of record on a date prior to the transfer of the Shares purchased pursuant to this Offer to Purchase, or their nominees or transferees on the Company's stock transfer records, then, subject to the provisions of Section 14 under this caption on page 19, (a) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering shareholders will (i) be received and held by the tendering shareholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

14.      CERTAIN CONDITIONS OF THIS OFFER

                  THIS OFFER IS CONDITIONED UPON AT LEAST 500,000 SHARES BEING TENDERED AND AV, INC. MAY TERMINATE THIS OFFER IF LESS THAN 500,000 SHARES ARE TENDERED BEFORE THIS OFFER EXPIRES. THIS OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING.

                  Notwithstanding any other provisions of this Offer, and in addition to (and not in limitation of) the Purchaser's right to extend and amend this Offer at any time in their sole discretion, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after termination or withdrawal of such bidder's offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, may terminate or amend this Offer as to any Shares not then paid for, if any of the following events shall occur or be deemed by the Purchaser to have occurred on or prior to the Expiration Date:

         o There shall be threatened, instituted or pending any action, proceeding, application or counterclaim by any government or governmental, regulatory or administrative authority or agency, domestic, foreign or supranational (each, a "Governmental Entity"), or by any other person, domestic or foreign, before any court or Governmental Entity, (i) (A) challenging or seeking to, or which is reasonably likely to, make illegal, delay or otherwise directly or indirectly restrain or prohibit, or seeking to, or which is reasonably likely to, impose voting, procedural, price or other requirements, in addition to those required by Federal securities laws (each as in effect on the date of this Offer to Purchase), in connection with the making of this Offer, the acceptance for payment of, or payment for, some of or all the Shares by the Purchaser or any other affiliate of the Purchaser, (B) seeking to obtain material damages or (C) otherwise directly or indirectly relating to this Offer, (ii) seeking to prohibit the ownership or operation by the Purchaser or any other affiliate of the Purchaser of all or any portion of the Shares or of the business or assets of the Purchaser or any other affiliate of the

                  Purchaser or to compel the Purchaser, or any other affiliate of the Purchaser, to dispose of or hold separate the Shares or all or any portion of the business or assets of the Purchaser or any other affiliate of the Purchaser or seeking to impose any limitation on the ability of the Purchaser or any other affiliate of the Purchaser to conduct such business or own such assets, (iii) seeking to impose or confirm limitations on the ability of the Purchaser or any other affiliate of the Purchaser effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by the Purchaser or any other affiliate of the Purchaser on all matters properly presented to the Company's stockholders, (iv) seeking to require divestiture by the Purchaser or any other affiliate of the Purchaser of any Shares, (v) seeking any material diminution in the benefits expected to be derived by the Purchaser or any other affiliate of the Purchaser as a result of this Offer, or
                  (vi) otherwise directly or indirectly relating to this Offer or which otherwise, in the sole judgment of the Purchaser, might materially adversely affect the Company or the Purchaser or any other affiliate of the Purchaser or the value of the Shares;

         o There shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable to (i) the Purchaser or any other affiliate of the Purchaser or the Company or (ii) this Offer by any government, legislative body or court, or Governmental Entity, that, in the sole judgment of the Purchaser, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vi) of the immediately preceding bullet paragraph;

         o The Purchaser shall have learned of any change that has, since the filing of the September 2000 Quarterly Report, occurred or been threatened (or any condition, event or development shall have occurred or been threatened involving a prospective change) in the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company that, in the sole judgment of the Purchaser, is or may be materially adverse to the Company, or the Purchaser shall have become aware of any facts that, in the sole judgment of the Purchaser, have or may have material adverse significance with respect to either the value of the Company or the value of the Shares to the Purchaser;

         o There shall have occurred or been threatened (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) any extraordinary or material adverse change in the financial markets or major stock exchange indices in the United States,
                  (iii) any material change in United States currency exchange rates or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (v) any limitation (whether or not mandatory) by any government, domestic, foreign or supranational, or Governmental Entity on, or other event that, in the sole judgment of the Purchaser, might affect the extension of credit by banks or other lending institutions,
                  (vi) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (vii) in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof;

         o The Company shall have (i) split, combined or otherwise changed, or authorized or proposed a split, combination or other change of the Shares or its capitalization, (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities, (iii) issued or sold, or authorized or proposed the issuance, distribution or sale of, additional Shares (other than the issuance of Shares under option prior to the filing of the September 2000 Quarterly Report, in accordance with the terms of such options as such terms have been publicly disclosed in the September 2000 Quarterly Report, shares of any other class of capital stock, any other class of preferred stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing), (iv) declared or paid, or proposed to declare or pay, any dividend or other distribution, whether payable in cash, securities or other property, on or with respect to any shares of capital stock of the Company, (v) altered or proposed to alter any material term of any outstanding security, (vi) authorized, recommended, proposed or entered into an agreement, agreement in principle or arrangement or understanding with respect to any release or relinquishment of any material contractual or other right of the Company, or (vii) amended or authorized or proposed any amendment to, the Company's Certificate of Incorporation or By-laws, or the Purchaser shall become aware that the Company shall have proposed or adopted any such amendment that was not disclosed in publicly available filings prior to the date hereof;

         o A tender or exchange offer for any Shares shall have been made or publicly proposed to be made by any other person (including the Company or any of its subsidiaries or affiliates), or it shall have been publicly disclosed or the Purchaser shall have otherwise learned that (i) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13G on file with the Commission prior to February 22, 2001, (ii) any such person, entity or group that prior to February 22, 2001, had filed such a schedule with the Commission has acquired or proposes to acquire, through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of 1% or more of any class or series of capital stock of the Company (including the Shares), or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of 1% or more of any class or series of capital stock of the Company (including the Shares), (iii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer or a merger, consolidation or other business combination with or involving the Company or
                  (iv) any person, other than the Purchaser, if not filed prior to the date hereof, shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act") (or amended a prior filing to increase the applicable filing threshold set forth therein) or made a public announcement reflecting an intent to acquire the Company or any assets or subsidiaries of the Company;

         o Any approval, permit, authorization or consent of any Governmental Entity (including those described or referred to in Section 15 under this caption on page 23) shall not have been obtained on terms satisfactory to the Purchaser in its sole discretion; or

         o The Purchaser shall have reached an agreement or understanding with the Company providing for termination of this Offer;

which, in the sole judgment of the Purchaser in any such case, and regardless of the circumstances (including any action or inaction by the Purchaser or any other affiliate of the Purchaser) giving rise to any such condition, makes it inadvisable for the Purchaser to proceed with this Offer and/or with such acceptance for payment or payment.

                  The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition or may be waived by the Purchaser in whole or in part at any time and from time to time in their sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by the Purchaser concerning the events described in this Section 14 will be final and binding upon all parties.

                  Each reference in this Section 14 to the "sole judgment" or "sole discretion" of the Purchaser with respect to the satisfaction of the conditions set forth in this Section 14 shall be deemed to mean the "sole reasonable judgment" and "sole reasonable discretion", respectively, of the Purchaser.

15.      CERTAIN LEGAL MATTERS

                  General. Except as otherwise disclosed in this Section 15, based on a review of publicly available information filed by the Company with the Commission, the Purchaser is not aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to this Offer or (ii) any approval or other action, by any governmental, administrative or regulatory agency or authority, domestic, foreign or supranational, that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, the Purchaser currently contemplates that such approval or action would be sought, except as described below under "State Takeover Laws." While the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to this Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company or the Purchaser or that certain parts of the businesses of the Company or the Purchaser might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. The Purchaser's obligation under this Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 14 under this caption on page 19.

                  A change of control of the Company may require filings with the Commission and the Nasdaq SmallCap Market. The Purchaser does not currently and does not expect to acquire or exercise control of the Company as a result of this Offer. However, if it does control the Company it will determine whether to make any required filings.

                  State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

                  The Purchaser has not attempted to comply with any state takeover statutes in connection with this Offer. This Offer is not conditioned upon approval of the Board of Directors of the Company under Section 203 of the Delaware General Corporation Law ("Section 203"). If the Purchaser becomes an "interested stockholder" of the Company within the meaning of Section

203 as a result of the consummation of this Offer, the Purchaser does not intend to enter into a "prohibited transaction" with the Company within the meaning of
Section 203 for three years following such consummation. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to this Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to this Offer, the Purchaser might be unable to accept for payment or pay for the Shares tendered pursuant to this Offer or be delayed in continuing or consummating this Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered. See Section 14 under this caption on page 19.

                  Antitrust. The Purchaser believes that the HSR Act is inapplicable to this Offer in light of the size of the Company. If the provisions of the HSR Act were applicable to this Offer, the acquisition of Shares under this Offer could be consummated only following the expiration of a 15- calendar day waiting period following the filing by the Purchaser of a Notification and Report Form with respect to this Offer, unless the Purchaser received a request for additional information or documentary material from the Antitrust Division or the FTC or early termination of the waiting period is granted. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requested additional information or material from the Purchaser concerning this Offer, the waiting period would be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by the Purchaser with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of the Purchaser. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

                  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions. At any time before or after Purchaser's acquisition of the Shares pursuant to this Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of the Shares pursuant to this Offer or seeking the divestiture of the Shares acquired by the Purchaser. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to this Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

16.      FEES AND EXPENSES

                  Innisfree M&A Incorporated has been retained by the Purchaser as Information Agent in connection with this Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to this Offer to beneficial owners of Shares. The Purchaser will pay the Information Agent reasonable and customary compensation for all such services in addition to reimbursing the Information Agent for reasonable out-of-pocket expenses in connection therewith. The Purchaser has agreed to indemnify the Information Agent against certain liabilities and expenses in connection with this Offer, including, without limitation, certain liabilities under the federal securities laws.

                  Wilmington Trust Company has been retained as the Depositary. The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with this Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including, without limitation, certain liabilities under the federal securities laws.

                  Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Purchaser for customary clerical and mailing expenses incurred by them in forwarding offering materials to their clients. No soliciting dealers fees shall be paid to any person or entity with respect to tendered Shares beneficially owned by such person or entity.

17.      MISCELLANEOUS

                  This Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of this Offer or the acceptance thereof would not be in compliance with the securities, blue-sky or other laws of such jurisdiction. The Purchaser is not aware of any jurisdiction in which the making of this Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. If the Purchaser becomes aware of any jurisdiction where the making of this Offer or the tender of Shares is not in compliance with any applicable law, the Purchaser will make a good faith effort to comply with such law. If, after such good faith effort, the Purchaser cannot comply with such law, this Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. To the extent the Purchaser becomes aware of any state law that would limit the class of offerees in this Offer, the Purchaser will amend this Offer and, depending on the timing of such amendment, if any, will extend this Offer to provide adequate dissemination of such information to such holders of Shares prior to the expiration of this Offer. In any jurisdiction the securities, blue sky or other laws of which require this Offer to be made by a licensed broker or dealer, this Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                  THE PURCHASER HAS FILED WITH THE COMMISSION A TENDER OFFER STATEMENT ON SCHEDULE TO (THE "SCHEDULE TO") PURSUANT TO RULE 14D-3 UNDER THE EXCHANGE ACT, TOGETHER WITH EXHIBITS, FURNISHING CERTAIN ADDITIONAL INFORMATION WITH RESPECT TO THIS OFFER, AND MAY FILE AMENDMENTS THERETO. SUCH SCHEDULE TO AND ANY AMENDMENTS THERETO, INCLUDING EXHIBITS, MAY BE INSPECTED AND COPIES MAY BE OBTAINED IN THE MANNER SET FORTH IN SECTION 8 UNDER THIS CAPTION ON PAGE 14 WITH RESPECT TO THE COMPANY (EXCEPT THAT SUCH MATERIAL WILL NOT BE AVAILABLE AT THE REGIONAL OFFICES OF THE COMMISSION).

                                                                       AV, INC.

February 22, 2001

                                                                      SCHEDULE I

                DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER

         Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Purchaser. Except as otherwise noted, the business address of each such person is 548 Amapola Avenue, Torrance, California 90501 and, except as otherwise noted, each such person is a United States citizen.

                               PRINCIPAL OCCUPATION OR EMPLOYMENT,
         NAME                  5-YEAR EMPLOYMENT HISTORY

Walter Neubauer                Director and President of AV, Inc. since
                               March 8, 2000. From 1996 to 1998, Mr.
                               Neubauer was President of Ordnance
                               Products, Inc., a military ordnance
                               manufacturer. From 1998 to 2000, he was Chairman of the Board and Chief Executive
                               Officer of Aero-Electric Connectors, Inc., a manufacturer of military inter-connect devices. Since 2000, Mr. Neubauer has been Chief Executive Officer of Conesys,
                               Inc., a manufacturer of military inter-
                               connect devices.

Aref Cheval                    Director and Secretary of AV, Inc. since
                               March 8, 2000.  From 1989 to 1997,
                               Mr. Cheval was Chief Executive Officer of
                               Water Engineering Technologies, in
                               Karachi, Pakistan. From 1997 to 1999, he was Vice-President of International Sales for Hydromatix, Inc., a manufacturer of liquid purification systems. Since 2000, he has been Chief Financial Officer and Vice-
                               President of Business Development of
                               Hydromatix.  Mr. Cheval is a citizen of
                               Pakistan.

                                                                     SCHEDULE II

                           TRANSACTIONS IN THE SHARES

     Set forth below is a description of each transaction in the Shares that was effected during the sixty days prior to the date of this Offer to Purchase by any of the Purchaser, Mr. Neubauer or Mr. Cheval:

All of the below trades were made through accounts jointly held by Mr. Neubauer and Mr. Cheval, and the Shares in such accounts were transferred in February 2001 to accounts held by AV, Inc. Such Shares were transferred as a capital contribution to the Purchaser.


TRANSACTION        QUANTITY      AMOUNT ($)     SHARE PRICE      ACTIVITY DATE
  Purchase          4,000         5,473.50        1 5/18            12/19/00
  Purchase          2,500         3,087.50        1 3/16            12/22/00
  Purchase          5,000         7,202.50        1 7/16            01/04/01
  Purchase          5,000         7,202.50        1 7/16            01/10/01
  Purchase          1,500         2,265.00        1  1/2            01/18/01
  Purchase          3,400         5,327.50        1 9/16            02/05/01
  Purchase          1,600         2,515.00        1 9/16            02/07/01
  Purchase           500           765.00         1  1/2            02/08/01




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                  Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.


                        The Depositary for this Offer is:

                            WILMINGTON TRUST COMPANY

          By Mail:                          By Hand/Overnight Delivery:
Corporate Trust Reorg. Svcs.                 Wilmington Trust Company
  Wilmington Trust Company              1105 North Market Street, 1st Floor
       P.O. Box 8861                           Wilmington, DE 19801
 Wilmington, DE 19899-8861              Attn: Corporate Trust Reorg. Svcs.

                               Fax: (302) 651-1079
                            Telephone: (302) 651-8869

                  Questions and requests for assistance should be directed to the Information Agent at its respective address or telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning this Offer.

                    The Information Agent for this Offer is:

                           Innisfree M&A Incorporated
                               501 Madison Avenue
                            New York, New York 10022

                                 (888) 750-5834
                                   (Toll Free)

                                 (212) 750-5833
                                 (Call Collect)